Exhibit 99.2

OM Group, Inc.

Proforma Condensed Consolidated Balance Sheet

As of December 31, 2012

(Unaudited)

		Disposition of	Proforma		Proforma
(in thousands)	Dec 31, 2012	AM (1)	Adjustments (2)		Dec 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$227,612	(11,573)	—	A	216,039
Restricted cash on deposit	22,793	(22,793)	—		—
Accounts receivable, less allowance of $4,971 in 2012	174,613	(37,248)	—		137,365
Inventories	463,093	(189,222)	—		273,871
Refundable and prepaid income taxes	3,207	(4,697)	—		(1,490)
Other current assets	48,258	(21,174)	—		27,084

Total current assets	939,576	(286,708)	—		652,868
Property, plant and equipment, net	496,755	(141,335)	—		355,420
Goodwill	543,269	(103,326)	—		439,943
Intangible assets, net	429,672	(621)	—		429,051
Notes receivable from joint venture partner, less allowance of $3,100 in 2012	16,015	—	(16,015	) B	—
Other non-current assets	74,140	(5,817)	(10,680	) C	57,643

Total assets	$2,499,427	(537,806)	(26,695)		1,934,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,309	—	—		13,309
Accounts payable	128,381	(51,388)	—		76,993
Liability related to joint venture partner injunction	22,793	(22,793)	—		—
Accrued income taxes	23,913	(796)	—		23,117
Accrued employee costs	41,762	(8,828)	—		32,934
Deferred income taxes	4,724	—	—		4,724
Purchase price of VAC payable to seller	75,351	—	—		75,351
Other current liabilities	69,012	(3,750)	—		65,262

Total current liabilities	379,245	(87,555)	—		291,690
Long-term debt	454,054	—	(342,153	) A	111,901
Deferred income taxes	121,451	(9,574)	—		111,877
Pension liabilities	233,823	—	—		233,823
Purchase price of VAC payable to seller	11,259	—	—		11,259
Other non-current liabilities	55,446	(5,555)	—		49,891
Total OM Group, Inc. stockholders’ equity	1,206,710	(397,683)	315,458	D	1,124,485
Noncontrolling interests	37,439	(37,439)	—		(0)

Total liabilities and equity	$2,499,427	$(537,806)	$(26,695)		$1,934,926

OM Group, Inc.

Proforma Condensed Statement of Consolidated Operations

Year Ended December 31, 2012

(Unaudited)

		Disposition of	Proforma		Proforma
(in thousands, except per share data)	2012	AM (3)	Adjustments (4)		2012
Net sales	$1,637,791	(447,050)	143,391		1,334,132
Cost of goods sold	1,381,441	(408,172)	145,510		1,118,779

Gross profit	256,350	(38,879)	(2,119	) E	215,353
Selling, general and administrative expenses	260,519	(32,452)	—		228,067
Gain on sale of property	(2,857)	—	—		(2,857)

Operating profit (loss)	(1,312)	(6,427)	(2,119)		(9,857)

Total other income (expense)	(47,137)	(150)	22,052	F	(25,235)

Income (loss) from continuing operations before income tax expense	(48,449)	(6,576)	19,933		(35,092)
Income tax (expense) benefit	2,771	14,936	—		17,707

Income (loss) from continuing operations, net of tax	(45,678)	8,360	19,933		(17,386)
Income (loss) from discontinued operations, net of tax	(266)	—	—		(266)

Consolidated net income (loss)	(45,944)	8,360	19,933		(17,652)
Net (income) loss attributable to noncontrolling interests	7,063	(7,063)	—		—

Net income (loss) attributable to OM Group, Inc. common stockholders	$(38,881)	$1,297	$19,933		$(17,652)

Earnings per common share — basic:
Income (loss) from continuing operations attributable to OM Group, Inc. common stockholders	$(1.21)	0.04	0.63		(0.54)
Income from discontinued operations attributable to OM Group, Inc. common stockholders	(0.01)	—	—		(0.01)

Net income (loss) attributable to OM Group, Inc. common stockholders	$(1.22)	$0.04	$0.63		$(0.55)

Weighted average shares outstanding
Basic	31,885	—	—		31,885
Assuming dilution	31,885	—	—		31,885
Amounts attributable to OM Group, Inc. common stockholders:
Income (loss) from continuing operations, net of tax	$(38,615)	$1,297	$19,933		$(17,386)
Income (loss) from discontinued operations, net of tax	(266)	—	—		(266)

Net income (loss)	$(38,881)	$1,297	$19,933		$(17,652)

OM Group, Inc

Notes to Proforma Condensed Consolidated Financial Statements

(Unaudited)

(1)	Elimination of the Advanced Materials segment assets and liabilities from OM Group’s historical net assets as a result of the sale of its cobalt-based business and the transfer of its equity interest in DRC-based joint venture, GTL.

(2)	A) Net cash proceeds as follows used to make required debt prepayment:

Cash proceeds from sale	336,600
Transaction costs	(9,800)
Estimated working capital adjustment (i)	15,353

Net cash proceeds	342,153
Less: Required debt prepayment	(342,153)

Net change in cash	—

(i)	Net cash proceeds will be affected by the final working capital adjustment.

B)	Reserve for notes due from joint venture partner as a result of the transaction

C)	Write-off of deferred financing fees related to required debt prepayments made with net cash proceeds

D)	Calculation of estimated loss on disposition (i):

Net cash proceeds from sale	342,153
Net assets of Advanced Materials segment	(397,683)
Reserve for notes due from joint venture partner	(16,015)
Write-off of deferred financing fees	(10,680)
Valuation of potential future cash consideration (ii)	—

Estimated net loss on disposition	(82,225)

(i)	The actual loss will be determined as of the closing date, March 29, 2013, and could be materially different than the estimate.
(ii)	Based on current cobalt prices and volumes, the Company does not believe that the revenue targets on which the potential future cash consideration is based are probable of being met.

(3)	Elimination of the Advanced Materials segment revenues and expenses from OM Group’s historical results as a result of the sale of its cobalt-based business and the transfer of its equity interest in DRC-based joint venture.

(4)	Reflects other effects of the disposition including: E) a minimal net loss due to our role as i) intermediary for the ongoing supply agreement between GTL and the Kokkola refinery primarily in back-to-back arrangements for a period of at least two years and the obligation to pay certain royalties and taxes on by-product exports, and as ii) the U.S. distributor for refined cobalt products in primarily back-to-back arrangements for a period of one year (actual results could be materially different than these estimates), and F) interest savings on debt prepayments required to be made with net cash proceeds at an estimated interest rate of 5.75% and lower amortization of deferred financing fees written off due to the prepayment of debt.